Exhibit 12.1

	Year Ended December 31,
	2008		2007		2006		2005		2004

Fixed Charges and Preferred Dividends:
Interest expense	$90,748		$141,283		$113,873		$63,471		$34,869
Capitalized debt expense Trust Preferred	6,445		8,257		5,439		1,858		1,096
Estimated interest in rent [(1/3 rent)]	1,660		1,625		1,785		1,384		1,023
Preferred dividends (gross up)	0		0		0		0		0

Combined fixed charges and preferred dividends (B)	98,853		151,165		121,097		66,713		36,988
Less interest on deposits	72,852		121,245		99,500		50,028		23,237

Combined fixed charges and preferred dividends excluding interest on deposits (D)	$26,001		$29,920		$21,597		$16,685		$13,751

Earnings:
Pre-tax income from continuing operations	$37,806		$47,773		$43,942		$40,787		$29,991
Fixed charges and preferred dividends	98,853		151,165		121,097		66,713		36,988

Total earnings (A)	136,059		198,938		165,039		107,500		66,979
Less interest on deposits	72,852		121,245		99,500		50,028		23,237

Total earnings excluding interest on deposits (C)	$63,807		$77,693		$65,539		$57,472		$43,742

Ratio, including interest on deposits (A)/(B)	1.38	x	1.32	x	1.36	x	1.61	x	1.81	x
Ratio, excluding interest on deposits (C)/(D)	2.45	x	2.60	x	3.03	x	3.44	x	3.18	x

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